Exhibit 99.1

Atkore International Group Inc. Announces Second Quarter 2017 Results

•	Diluted EPS increased to $0.28 from $0.22; Adjusted diluted EPS increased to $0.35 from $0.31;

•	Net income increased $4.9 million to $18.9 million from $14.0 million;

•	Net income margin increased to 5.1% from 4.0%; Adjusted EBITDA Margin of 15.1%;

•	Full-year Adjusted EPS guidance range tightened to $1.55 - $1.65

HARVEY, IL. - May 9, 2017 (BUSINESS WIRE) - Atkore International Group Inc. (the "Company" or "Atkore") (NYSE: ATKR) announced earnings for its fiscal 2017 second quarter ended March 31, 2017 ("second quarter").

"Our second quarter Adjusted EBITDA was in-line with our expectations. Despite continued softness in overall non-residential construction markets, we are seeing some momentum in our early-cycle products and stabilization within the general industrial market. Atkore is well-positioned to take advantage of expected market improvements with a focus on innovative new product introductions and continuous improvement initiatives," commented John Williamson, Atkore’s President and CEO.

2017 Second Quarter Results

Net sales for the second quarter increased to $372.8 million, an increase of 5.6% compared to $353.0 million for the prior-year period primarily due to increased sales within the Electrical Raceway segment.

Gross profit decreased by 3.8% to $87.9 million for the second quarter of 2017, as compared to $91.4 million for the prior-year period. The decline in gross profit was primarily attributable to lower sales of mechanical pipe products within the solar end market. Gross margin decreased to 23.6% in the second quarter from 25.9% in the prior-year period. Gross margin was negatively impacted as a result of passing through rising input costs.

Net income increased $4.9 million to $18.9 million for the second quarter, as compared to $14.0 million for the prior-year period. The increase in net income was primarily driven by $6.4 million of lower stock-based compensation expense, lower interest expense of $5.3 million resulting from lower debt and lower interest rates driven by our debt refinancing transactions on December 22, 2016 as well as the recognition of a $5.8 million gain on the sale of the company’s minority interest in a joint venture. The increase is partially offset by a $7.5 million accrual for a legal contingency for the period November 2014 through March 2017 related to a U.S. Commerce Department ruling on malleable iron pipe fittings and $3.6 million of lower tax expense.

Adjusted EBITDA decreased 3.8%, or $2.2 million, to $56.1 million for the second quarter, as compared to $58.4 million for the prior-year period. Adjusted EBITDA margins decreased to 15.1%, as compared to 16.5% for the prior-year period. The decrease was due primarily to a reduction in gross profit.

Diluted earnings per share were $0.28 for the quarter compared to $0.22 in the prior-year period. Adjusted diluted earnings per share increased by $0.04 to $0.35 for the second quarter as compared to $0.31 for the prior-year period.

Segment Results

Electrical Raceway

Electrical Raceway net sales increased $19.8 million, or 8.6%, to $251.1 million for the second quarter, as compared to $231.3 million for the prior-year period, primarily resulting from our ability to pass through higher input costs.

Adjusted EBITDA increased $2.7 million, or 6.4%, to $44.9 million for the second quarter, as compared to $42.2 million for the prior-year period, primarily due to the pass-through impact of higher input costs and our ability to earn a premium from meeting customer expectations of product availability, delivery service levels and co-loading capabilities and improved manufacturing productivity, partially offset by lower sales volumes resulting from softness in non-residential activity.

Mechanical Products & Solutions ("MP&S")

MP&S net sales were in-line with the prior year period, experiencing a slight reduction of $0.2 million, or 0.2%, to $122.0 million for the second quarter, as compared to $122.2 million for the prior-year period.

Exhibit 99.1

Adjusted EBITDA decreased $5.1 million, or 22.6%, to $17.3 million for the second quarter as compared to $22.3 million for the prior-year period, primarily due to lower sales volumes of mechanical pipe products within the solar end-market, which are typically higher margin products.

2017 Full-Year Guidance

The Company is tightening its Adjusted EBITDA guidance range to $235.0 million - $245.0 million for 2017 and its Adjusted EPS guidance range to $1.55 - $1.65 primarily due to continued softness in the non-residential construction markets.

A reconciliation of the forward-looking full-year 2017 Adjusted EBITDA outlook is not being provided, as the Company does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliations.

Conference Call Information

Atkore management will host a conference call today, May 9, 2017, at 8 a.m. Eastern time, to discuss the Company’s financial results. The conference call may be accessed by dialing (877) 407-0789 (domestic) or (201) 689-8562 (international). The call will be available for replay until May 23, 2017. The replay can be accessed by dialing (844) 512-2921, or for international callers, (412) 317-6671. The passcode for the live call and the replay is 13659571.

Interested investors and other parties can also listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company's website at http://investors.atkore.com. The online replay will be available on the same website immediately following the call.

To learn more about the Company please visit the company's website at http://investors.atkore.com.

About Atkore International Group Inc.

Atkore International Group Inc. is a leading manufacturer of Electrical Raceway products primarily for the non-residential construction and renovation markets and Mechanical Products & Solutions for the construction and industrial markets. The Company manufactures a broad range of end-to-end integrated products and solutions that are critical to its customers’ businesses and employs approximately 3,100 people at 52 manufacturing and distribution facilities worldwide. The Company is headquartered in Harvey, Illinois.

Contact:

Keith Whisenand
Vice President - Investor Relations
708-225-2124
KWhisenand@atkore.com

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements relating to financial outlook. Some of the forward-looking statements can be identified by the use of forward-looking terms such as "believes," "expects," "may," "will," "shall," "should," "would," "could," "seeks," "aims," "projects," "is optimistic," "intends," "plans," "estimates," "anticipates" or other comparable terms. Forward-looking statements include, without limitation, all matters that are not historical facts. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of the market in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this press release. In addition, even if our results of operations, financial condition and cash flows, and the development of the market in which we operate, are consistent with the forward-looking statements

Exhibit 99.1

contained in this press release, those results or developments may not be indicative of results or developments in subsequent periods.

A number of important factors, including, without limitation, the risks and uncertainties discussed under the caption "Risk Factors" in our Quarterly Report on Form 10-Q, filed with the U.S. Securities and Exchange Commission ("SEC") on May 9, 2017 could cause actual results and outcomes to differ materially from those reflected in the forward-looking statements. Additional factors that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, without limitation: declines in, and uncertainty regarding, the general business and economic conditions in the U.S. and international markets in which we operate; weakness or another downturn in the U.S. non-residential construction industry; changes in prices of raw materials; pricing pressure, reduced profitability, or loss of market share due to intense competition; availability and cost of third-party freight carriers and energy; high levels of imports of products similar to those manufactured by us; changes in federal, state, local and international governmental regulations and trade policies; adverse weather conditions; failure to generate sufficient cash flow from operations or to raise sufficient funds in the capital markets to satisfy existing obligations and support the development of our business; increased costs relating to future capital and operating expenditures to maintain compliance with environmental, health and safety laws; reduced spending by, deterioration in the financial condition of, or other adverse developments with respect to, one or more of our top customers; increases in our working capital needs, which are substantial and fluctuate based on economic activity and the market prices for our main raw materials, including as a result of failure to collect, or delays in the collection of, cash from the sale of manufactured products; work stoppage or other interruptions of production at our facilities as a result of disputes under existing collective bargaining agreements with labor unions or in connection with negotiations of new collective bargaining agreements, as a result of supplier financial distress, or for other reasons; challenges attracting and retaining key personnel or high-quality employees; changes in our financial obligations relating to pension plans that we maintain in the United States; reduced production or distribution capacity due to interruptions in the operations of our facilities or those of our key suppliers; loss of a substantial number of our third-party agents or distributors or a dramatic deviation from the amount of sales they generate; security threats, attacks, or other disruptions to our information systems, or failure to comply with complex network security, data privacy and other legal obligations or the failure to protect sensitive information; possible impairment of goodwill or other long-lived assets as a result of future triggering events, such as declines in our cash flow projections or customer demand; safety and labor risks associated with the manufacture and in the testing of our products; product liability, construction defect and warranty claims and litigation relating to our various products, as well as government inquiries and investigations, and consumer, employment, tort and other legal proceedings; our ability to protect our intellectual property and other material proprietary rights; risks inherent in doing business internationally; our inability to introduce new products effectively or implement our innovation strategies; the inability of our customers to pay off the credit lines extended to them by us in a timely manner and the negative impact on customer relations resulting from our collections efforts with respect to non-paying or slow-paying customers; our inability to continue importing raw materials, component parts and/or finished goods; changes in legislation, regulation and government policy as a result of the 2016 U.S. presidential and congressional elections; the incurrence of liabilities and the issuance of additional debt or equity in connection with acquisitions, joint ventures or divestitures; failure to manage acquisitions successfully, including identifying, evaluating, and valuing acquisition targets and integrating acquired companies, businesses or assets; the incurrence of liabilities in connection with violations of the U.S. Foreign Corrupt Practices Act and similar foreign anti-corruption laws; the incurrence of additional expenses, increase in complexity of our supply chain and potential damage to our reputation with customers resulting from regulations related to "conflict minerals"; disruptions or impediments to the receipt of sufficient raw materials resulting from various anti-terrorism security measures; restrictions contained in our debt agreements; failure to generate cash sufficient to pay the principal of, interest on, or other amounts due on our debt; the significant influence the Clayton, Dubilier & Rice LLC investor will have continued to have over corporate decisions; and other factors described from time to time in documents that we file with the SEC. The Company assumes no obligation to update the information contained herein, which speaks only as of the date hereof.

Non-GAAP Financial Information

This press release includes certain financial information, not prepared in accordance with generally accepted accounting principles in the United States ("GAAP"). Because not all companies calculate non-GAAP financial information identically (or at all), the presentations herein may not be comparable to other similarly titled measures used by other companies. Further, these measures should not be considered substitutes for the performance measures derived in accordance with GAAP. See non-GAAP reconciliations below in this press release for a reconciliation of these measures to the most directly comparable GAAP financial measures.

Exhibit 99.1

Adjusted Net Sales

We present Adjusted net sales to facilitate comparisons of reported net sales from period to period within our MP&S segment. In August 2015, we announced plans to exit the Fence and Sprinkler product lines in order to re-align our long-term strategic focus. These product lines were exited during the first quarter of fiscal 2016. Management uses Adjusted net sales to evaluate our ongoing business operations, which no longer include Fence and Sprinkler. We define Adjusted net sales as reported net sales excluding net sales directly attributable to Fence and Sprinkler.

Adjusted EBITDA and Adjusted EBITDA Margin

We use Adjusted EBITDA and Adjusted EBITDA Margin in evaluating the performance of our business, and we use each in the preparation of our annual operating budgets and as indicators of business performance and profitability. We believe Adjusted EBITDA and Adjusted EBITDA Margin allow us to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance.

We define Adjusted EBITDA as net income before: depreciation and amortization, loss (gain) on extinguishment of debt, interest expense (net), income tax expense, restructuring and impairments, stock-based compensation, legal matters, consulting fees, transaction costs, gain on sale of joint venture, other items, and the impact from our Fence and Sprinkler exit. Prior to fiscal 2017, net income was also adjusted to exclude net periodic pension benefit costs and the impact from anti-microbial coated sprinkler pipe, or "ABF" product liability. These costs are no longer an adjustment to EBITDA beginning in fiscal 2017. Prior fiscal years have not been restated for this change due to the relative insignificance and nature of the amounts. We believe Adjusted EBITDA, when presented in conjunction with comparable GAAP measures, is useful for investors because management uses Adjusted EBITDA in evaluating the performance of our business.

We define Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of Adjusted net sales.

Net Income Margin

We define Net Income Margin as Net income as a percentage of Net sales.

Adjusted Net Income and Adjusted Earnings per Share

We use Adjusted net income and Adjusted earnings per share in evaluating the performance of our business and profitability. Management believes that these measures provide useful information to investors by offering additional ways of viewing the Company’s results that, when reconciled to the corresponding GAAP measure provide an indication of performance and profitability excluding the impact of unusual and or non-cash items. We define Adjusted net income as net income before consulting fees, loss on extinguishment of debt, stock-based compensation expense and other items, including the impact from our Fence and Sprinkler exit. We define Adjusted earnings per share as basic and diluted earnings per share excluding the per share impact of consulting fees, loss (gain) on extinguishment of debt, gain on sale of joint venture, legal matters, stock-based compensation and other items, including the impact from our Fence and Sprinkler exit.

Leverage Ratio - Net debt/Adjusted EBITDA

We define leverage ratio as the ratio of net debt (total debt less cash and cash equivalents) to Adjusted EBITDA on a trailing twelve month basis. We believe the leverage ratio is useful to investors as an alternative liquidity measure.

ATKORE INTERNATIONAL GROUP INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
(in thousands, except per share data)	March 31, 2017	March 25, 2016	March 31, 2017	March 25, 2016
Net sales	$372,791	$353,046	$710,382	$711,421
Cost of sales	284,842	261,636	530,428	547,602
Gross profit	87,949	91,410	179,954	163,819
Selling, general and administrative	51,689	54,179	95,581	98,020
Intangible asset amortization	5,493	5,572	11,082	11,089
Operating income	30,767	31,659	73,291	54,710
Gain on sale of joint venture	(5,774)	—	(5,774)	—
Interest expense, net	5,231	10,567	15,061	20,448
Loss (gain) on extinguishment of debt	—	(1,661)	9,805	(1,661)
Income before income taxes	31,310	22,753	54,199	35,923
Income tax expense	12,375	8,746	17,882	13,344
Net income	$18,935	$14,007	$36,317	$22,579

Weighted-Average Common Shares Outstanding
Basic	63,252	62,490	62,948	62,478
Diluted	66,888	62,490	66,446	62,478
Net income per share
Basic	$0.30	$0.22	$0.58	$0.36
Diluted	$0.28	$0.22	$0.55	$0.36

ATKORE INTERNATIONAL GROUP INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)	March 31, 2017	September 30, 2016
Assets
Current Assets:
Cash and cash equivalents	$77,931	$200,279
Accounts receivable, less allowance for doubtful accounts of $1,027 and $1,006, respectively	196,349	192,090
Inventories, net	184,890	161,465
Assets held for sale	—	6,680
Prepaid expenses and other current assets	28,305	22,407
Total current assets	487,475	582,921
Property, plant and equipment, net	195,419	202,692
Intangible assets, net	243,855	254,937
Goodwill	115,829	115,829
Deferred income taxes	943	945
Non-trade receivables	7,078	7,244
Total Assets	$1,050,599	$1,164,568
Liabilities and Equity
Current Liabilities:
Short-term debt and current maturities of long-term debt	$4,220	$1,267
Accounts payable	112,699	114,118
Income tax payable	789	2,326
Accrued compensation and employee benefits	21,301	34,331
Other current liabilities	46,047	52,780
Total current liabilities	185,056	204,822
Long-term debt	488,467	629,046
Deferred income taxes	10,835	12,834
Other long-term tax liabilities	6,838	6,838
Pension liabilities	34,700	35,172
Other long-term liabilities	18,011	18,610
Total Liabilities	743,907	907,322
Equity:
Common stock, $0.01 par value, 1,000,000,000 shares authorized, 63,424,256 and 62,458,367 shares issued and outstanding, respectively	635	626
Treasury stock, held at cost, 260,900 and 260,900 shares, respectively	(2,580)	(2,580)
Additional paid-in capital	411,752	398,292
Accumulated deficit	(76,825)	(113,142)
Accumulated other comprehensive loss	(26,290)	(25,950)
Total Equity	306,692	257,246
Total Liabilities and Equity	$1,050,599	$1,164,568

ATKORE INTERNATIONAL GROUP INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six months ended
(in thousands)	March 31, 2017	March 25, 2016
Operating activities:
Net income	$36,317	$22,579
Adjustments to reconcile net income to net cash provided by operating activities:
(Gain) loss on sale of fixed assets and assets held for sale	(5,171)	17
Depreciation and amortization	26,901	26,742
Amortization of debt issuance costs and original issue discount	963	1,759
Deferred income taxes	(1,997)	7,020
Loss (gain) on extinguishment of debt	9,805	(1,661)
Provision for losses on accounts receivable and inventory	1,372	1,093
Stock-based compensation expense	6,304	12,043
Other adjustments to net income	—	(648)
Changes in operating assets and liabilities	(49,397)	13,213
Net cash provided by operating activities	25,097	82,157
Investing activities:
Capital expenditures	(8,374)	(9,014)
Proceeds from sale of assets held for sale	3,024	—
Other, net	35	503
Net cash used for investing activities	(5,315)	(8,511)
Financing activities:
Repayments of short-term debt	(4,200)	(1,002)
Repayments of long-term debt	(638,600)	(19,025)
Issuance of long-term debt	498,750	—
Payment for debt financing costs and fees	(4,344)	—
Issuance of common shares	7,165	52
Other, net	—	2
Net cash used for financing activities	(141,229)	(19,973)
Effects of foreign exchange rate changes on cash and cash equivalents	(901)	206
(Decrease) increase in cash and cash equivalents	(122,348)	53,879
Cash and cash equivalents at beginning of period	200,279	80,598
Cash and cash equivalents at end of period	$77,931	$134,477
Supplementary Cash Flow information
Capital expenditures, not yet paid	$589	$410

The following table presents reconciliations of Adjusted EBITDA to net income for the periods presented:

	Three Months Ended		Six months ended
(in thousands)	March 31, 2017	March 25, 2016	March 31, 2017	March 25, 2016
Net income	$18,935	$14,007	$36,317	$22,579
Interest expense, net	5,231	10,567	15,061	20,448
Income tax expense	12,375	8,746	17,882	13,344
Depreciation and amortization	13,273	13,249	26,901	26,742
Loss (gain) on extinguishment of debt	—	(1,661)	9,805	(1,661)
Restructuring & impairments	412	775	801	2,069
Net periodic pension benefit cost	—	110	—	220
Stock-based compensation	3,584	9,998	6,304	12,043
ABF product liability impact	—	213	—	425
Consulting fee	—	875	—	1,750
Legal matters	7,501	—	7,501	—
Transaction costs	138	2,776	1,698	3,431
Gain on sale of joint venture	(5,774)	—	(5,774)	—
Other (a)	447	(1,294)	(10,483)	4,213
Impact of Fence and Sprinkler exit	—	—	—	811
Adjusted EBITDA	$56,122	$58,361	$106,013	$106,414

(a) Represents other items, such as lower-of-cost-or-market inventory adjustments and release of indemnified uncertain tax positions.

The following tables represent reconciliations of Adjusted net sales to net sales and calculations of Adjusted EBITDA Margin by segment for the periods presented:

	Three Months Ended
	March 31, 2017			March 25, 2016
(in thousands)	Net sales	Adjusted EBITDA	Adjusted EBITDA Margin	Net sales	Adjusted EBITDA	Adjusted EBITDA Margin
Electrical Raceway	$251,108	$44,866	17.9%	$231,293	$42,186	18.2%
Mechanical Products & Solutions	122,027	$17,268	14.2%	122,245	$22,324	18.3%
Eliminations	(344)			(492)
Consolidated operations	$372,791			$353,046

	Six months ended
	March 31, 2017			March 25, 2016
(in thousands)	Net sales	Adjusted EBITDA	Adjusted EBITDA Margin	Net sales	Impact of Fence and Sprinkler exit	Adjusted net sales	Adjusted EBITDA	Adjusted EBITDA Margin
Electrical Raceway	$474,071	$85,184	18.0%	$454,898	$—	$454,898	$76,619	16.8%
Mechanical Products & Solutions	237,205	$34,845	14.7%	257,347	(7,816)	249,531	$41,701	16.7%
Eliminations	(894)			(824)	—	(824)
Consolidated operations	$710,382			$711,421	$(7,816)	$703,605

The following table presents reconciliations for Adjusted net income to net income for the periods presented:

	Three Months Ended		Six months ended
(in thousands, except per share data)	March 31, 2017	March 25, 2016	March 31, 2017	March 25, 2016
Net income	$18,935	$14,007	$36,317	$22,579
Stock-based compensation	3,584	9,998	6,304	12,043
Consulting fee	—	875	—	1,750
Loss (gain) on extinguishment of debt	—	(1,661)	9,805	(1,661)
Gain on sale of joint venture	(5,774)	—	(5,774)	—
Impact of Fence and Sprinkler exit	—	—	—	811
Legal matters	7,501	—	7,501	—
Other (a)	447	(1,294)	(10,483)	4,213
Pre-tax adjustments to net income	5,758	7,918	7,353	17,156
Tax effect	(1,458)	(2,835)	(2,028)	(6,142)
Adjusted net income	$23,235	$19,090	$41,642	$33,593

Weighted-Average Common Shares Outstanding
Basic	63,252	62,490	62,948	62,478
Diluted	66,888	62,490	66,446	62,478

Net income (loss) per share
Basic	$0.30	$0.22	$0.58	$0.36
Diluted	$0.28	$0.22	$0.55	$0.36

Adjusted Net income (loss) per share
Basic	$0.37	$0.31	$0.66	$0.54
Diluted	$0.35	$0.31	$0.63	$0.54

(a) Represents other items, such as lower-of-cost-or-market inventory adjustments and release of indemnified uncertain tax positions.

The following table presents reconciliations of Net debt to Total debt for the periods presented:

($ in thousands)	March 31, 2017		September 30, 2016		September 25, 2015		September 26, 2014
Short-term debt and current maturities of long-term debt	$4,220		$1,267		$2,864		$42,887
Long-term debt	488,467		629,046		649,344		649,980
Total debt	492,687		630,313		652,208		692,867
Less cash and cash equivalents	77,931		200,279		80,598		33,360
Net debt	$414,756		$430,034		$571,610		$659,507

TTM Adjusted EBITDA	$234,601		$235,002		$163,949		$126,597

Total debt/TTM Adjusted EBITDA	2.1	x	2.7	x	4.0	x	5.5	x
Net debt/TTM Adjusted EBITDA	1.8	x	1.8	x	3.5	x	5.2	x

The following table presents a reconciliation of Adjusted EBITDA for the trailing twelve months ended March 31, 2017:

	TTM	Three Months Ended
(in thousands)	March 31, 2017	March 31, 2017	December 30, 2016	September 30, 2016	June 24, 2016
Net income	$72,534	$18,935	$17,382	$15,572	$20,645
Interest expense, net	36,411	5,231	9,830	11,181	10,169
Income tax expense	32,523	12,375	5,507	3,892	10,749
Depreciation and amortization	55,176	13,273	13,628	14,953	13,322
Loss (gain) on extinguishment of debt	9,805	—	9,805	—	—
Restructuring & impairments	2,828	412	389	1,701	326
Net periodic pension benefit cost	220	—	—	110	110
Stock-based compensation	15,388	3,584	2,720	4,230	4,854
ABF product liability impact	424	—	—	212	212
Consulting fee	13,675	—	—	—	13,675
Legal matters	8,883	7,501	—	82	1,300
Transaction costs	6,099	138	1,560	2,484	1,917
Gain on sale of joint venture	(5,774)	(5,774)	—	—	—
Other	(13,591)	447	(10,930)	6,947	(10,055)
Adjusted EBITDA	$234,601	$56,122	$49,891	$61,364	$67,224